Exhibit 99.REPT

Report of Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

of Mutual of America Investment Corporation:

We have audited the financial statements of Mutual of America Investment Corporation, comprised of Equity Index Fund, All America Fund, Small Cap Value Fund, Small Cap Growth Fund, Mid Cap Value Fund, Mid-Cap Equity Index Fund, International Fund, Composite Fund, Retirement Income Fund, 2010 Retirement Fund, 2015 Retirement Fund, 2020 Retirement Fund, 2025 Retirement Fund, 2030 Retirement Fund, 2035 Retirement Fund, 2040 Retirement Fund, 2045 Retirement Fund, 2050 Retirement Fund, 2055 Retirement Fund, Conservative Allocation Fund, Moderate Allocation Fund, Aggressive Allocation Fund, Money Market Fund, Mid-Term Bond Fund, and Bond Fund (collectively, the “Funds”) as of December 31, 2016, and for the year or period then ended and have issued our unqualified report thereon dated February 27, 2017 (which report and financial statements are included in Item 1 of this Certified Shareholder Report on Form N-CSR). We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our audits included an audit of the Funds’ portfolios of investments in securities (the “Schedules”) as of December 31, 2016 appearing in Item 6 of this Form N-CSR. These Schedules are the responsibility of the Funds’ management. Our responsibility is to express an opinion on these Schedules based on our audits.

In our opinion, the Schedules referred to above, when read in conjunction with the financial statements of the Funds referred to above, present fairly, in all material respects, the information set forth therein.

New York, New York

February 27, 2017